EXHIBIT 99.1

June 10, 2008

To All Members:

Subject: Mortgage Partnership Finance® Program loan delivery for FHLBC participants extended through October 31, 2008

At the time of our recent announcement regarding the Bank's strategic decision not to purchase loans through the MPF® Program after July 31, 2008, I underlined our commitment to finding an off-balance sheet alternative to meet our members' need to fund conforming fixed-rate mortgage loans. We are making excellent progress on that alternative.

Pending finalization of a more permanent off-balance sheet arrangement, we are pleased to announce that we have received commitments from several of the Federal Home Loan Banks currently participating in the MPF Program to acquire loans delivered by FHLBC participating financial institutions through October 31, 2008. This will enable you to continue to fund loans under the MPF Program through October 31, 2008. The loans funded during this period will be investments on the other FHLBs' balance sheets. Together, these FHLBs have committed to a volume of loans to be funded that we expect to be sufficient to meet the demands of our members based on recent months' activity. The collective action of these FHLBs, along with the support of the entire Governance Committee of the MPF Program, is a tangible demonstration of the strength of the MPF Program and of the FHLB System.

In general, the process for delivering loans will be unchanged from the current processes and procedures in place. We will be contacting Chicago's participating financial institutions later this month to discuss details.

In addition, we believe that the extended loan delivery period will provide sufficient time for the MPF Program to offer participating financial institutions a viable off-balance sheet purchase product. We anticipate that we will be in the position to announce more details regarding this new product within a few weeks.

Sincerely,

/s/ Matthew R. Feldman

Matthew R. Feldman

President and CEO

This member letter contains forward-looking statements which are based upon our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as "anticipates," "believes," "expects," "could," "plans," "estimates," "may," "should," "will," or their negatives or other variations on these terms. The Bank cautions that, by their nature, forward-looking statements involve risk or uncertainty, that actual results could differ materially from those expressed or implied in these forward-looking statements, and that actual events could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, the risk that loan deliveries by the Bank's participating financial institutions may exceed commitments from other FHLBs to acquire such loans and that the Bank may not successfully develop a more permanent off-balance sheet alternative. The Bank assumes no obligation to update any forward-looking statements made in this letter. "Mortgage Partnership Finance" and "MPF" are registered trademarks of the Federal Home Loan Bank of Chicago.